LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT ("Agreement"), is made as of 9-15-99, between STEVENS CREEK ASSOCIATES, a California general partnership, d/b/a TrizecHahn Plaza of the Americas
Management ("Landlord"), whose address is 700 North Pearl
Street, Dallas, Texas 75201 and AMRESCO, Inc. a Delaware corporation ("Tenant"), whose address is 700 North Pearl
Street, Suite 2400, Dallas, Texas 75201

                          RECITALS

     This Agreement is based upon the following recitals:

A. K-P Plaza Limited Partnership, a Texas limited partnership ("K-P Plaza"), and Tenant entered into an Office Lease Agreement dated February 9, 1996, ("Lease"), for premises consisting of approximately 125,279 rentable square feet on the 17th, 22th, 23rd, 24th, and 25th floors and a part of the 16th floor of the building located at 700 North Pearl Street (the "North Tower") within the development commonly known as the Plaza of the Americas ("Building"), Dallas, Texas and commonly, collectively referred to as Suite 2400 ("Premises").

B.   K-P Plaza and Tenant amended the Lease by First
     Amendment to the Office Lease dated July 17, 1996, Second
     Amendment to Lease Agreement dated May 27, 1997, and a Third
     Amendment to Lease Agreement dated September 22, 1997.

C.   KAB Plaza Partners, L.P., a Texas limited partnership
     ("KAB Plaza") successor-in-interest to K-P Plaza and Tenant further amended the Lease by a Lease Expansion and Fourth Amendment to Lease Agreement dated January 6, 1998, a Lease Expansion and Fifth Amendment to Lease Agreement to Lease Agreement dated March 25, 1998, and a Lease Expansion and Sixth Amendment to Lease Agreement dated July 6, 1998.

D. Landlord and Tenant further amended the Lease by Seventh Amendment of Office Lease dated June 7, 1999 ("Lease and Amendments collectively, "Lease as Amended").

E. Landlord is the successor in interest to KAB Plaza under the Lease as amended.

F. Landlord and Tenant desire to terminate the Lease insofar as it affects that portion of the Premises described in the aforesaid Seventh Amendment.

     THEREFORE, for sufficient consideration received and acknowledged by each party, Landlord and Tenant agree to terminate the Lease on the following conditions:

          1.   The recitals are fully incorporated by reference.

          2. TERMINATION DATE. The Lease shall terminate as of midnight on August 31, 1999 ("Termination Date").

          3. CONTINUING LEASE OBLIGATIONS. Landlord's consent to terminate the Lease shall not relieve Tenant of any monetary or non-monetary obligations arising under the Lease prior to the Termination Date. Except as may be modified below, from the date of this Agreement through the Termination Date Tenant shall continue to make all payments due to Landlord under the Lease, and shall be Liable for accrued monetary obligations which may be unbilled as of the Termination Date.

          4.   RENTS AND OTHER CHARGES DUE LANDLORD. Landlord and
               Tenant agree that $4,607.50 represents "Total Monies Due" Landlord by Tenant under the Lease through the Termination Date. Tenant shall pay Total Monies Due to Landlord simultaneously with Tenant's execution of this Agreement. Landlord and Tenant acknowledge that the estimated payments for Tax and Operating Expenses made by Tenant to Landlord through the Termination Date shall be deemed fully paid, in final amounts, and no further accounting or adjustments shall be made.

          5. VACATING PREMISES. Tenant agrees to fully and finally vacate and surrender the Premises to Landlord on the Termination Date broom clean and in good repair and tenantable condition, ordinary wear and tear excepted, and otherwise in accordance with Section 21 of the Lease as amended. After the Termination Date, Tenant grants Landlord the unconditional right to enter and repossess the Premises, without notice to Tenant, to remove any and all personal property from the Premises and store same; to disconnect utilities and telecommunications devices, to change locks, prohibit access and otherwise prohibit Tenant from the Premises.

          6. PERSONAL PROPERTY. After the Termination Date, Landlord may remove any personal property remaining in the Premises, and Landlord shall not be responsible in any way for such personal property, or for any damage including any loss or damage arising out of Landlord's intentional acts or negligence. If any personal property is stored in the Building or elsewhere after the Termination Date, Tenant shall be liable for and shall indemnify Landlord for all claims for damages that may result directly or indirectly from any re-entry, taking possession, removal or storage. Tenant shall pay to Landlord or at Landlord's option, (to anyone with whom said personal property may be stored) reasonable storage charges fixed by Landlord; and Landlord shall have a lien on said property and the right to enforce the lien by the sale of such property as deemed commercially reasonable under the circumstances.

          7.   HOLDOVER STATUS.     Regardless of any contrary
               provision in the Lease, if Tenant has not vacated the Premises on or before the Termination Date, Tenant shall become a Tenant at sufferance, on a daily basis, and shall be liable to Landlord for double the base rental rate due under the Lease plus all other rents and charges due, calculated on a daily basis.

          8. TRANSFER OF INTEREST. Each party represents that it has not assigned, subleased, transferred, conveyed, or otherwise disposed of (A) the Lease or any interest in the Lease, or
               (B) any claim, demand, obligation, liability, action, or cause of action arising from the Lease.

          9. RELEASE. (A) Landlord and Tenant shall be unconditionally and mutually released from any and all further obligations under the Lease as of the Termination Date, provided, however, that as to Tenant said release shall become effective only after all accounts have been fully and finally settled as of the Termination Date, and all other obligations under the Lease and this Agreement have been satisfied as of the Termination Date. If tenant has failed to fully and finally settle all accounts as required, this Agreement shall be null and void.

                     (B) Provided Tenant has fully and finally settled
               all accounts due Landlord as of the Termination Date, has finally satisfied all obligations accruing under the Lease as amended as of the Termination Date (including any claims that would be covered by Tenant's insurance) and further provided that Tenant has fully vacated the Premises as of the Termination Date, this Agreement shall fully and finally settle all demands, charges, claims, accounts, and causes of action of any nature, including, without limitation, both known and unknown claims and causes of action arising out of or in connection with the Lease.

          10. CONFLICTING PROVISIONS. To the extent of this Agreement conflicts with the Lease, then the provisions of the Agreement shall govern.

          11. PERSONS BOUND. This agreement shall bind and benefit Landlord and Tenant, and their representatives, successors, and assigns and heris.

     AFFIRMING THE ABOVE, the parties have executed this LEASE TERMINATION AGREEMENT as of the date first stated.


                         LANDLORD:
                         STEVENS CREED ASSOCIATES
                         BY:  TrizecHahn Centers Inc.
                              General Partner

                         By:  //Donald R. Brown
                              Donald R. Brown
                              Senior Vice President

                         By:  //Robert R. Stubbs
                              Robert R. Stubbs
                              Assistant Secretary

                         TENANT:
                         AMRESCO, INC., a Delaware corporation

                         By:  //Derek Nash
                              Derek Nash
                         Its: VP Facilities